CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: May 19, 2008
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP, INC.
NAMED TO BUSINESS JOURNAL OF MILWAUKEE'S LIST OF
WISCONSIN'S 25 FASTEST-GROWING PUBLIC COMPANIES

EAU CLAIRE, Wis.--May 19-- Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, has been named to The Business Journal of Milwaukee's list of the 25 fastest-growing public companies in Wisconsin. The Company is ranked number 12 on the list, which is based on revenue growth from 2006 to 2007.

"We are honored to join this prestigious list of companies that play an important part in fueling Wisconsin's economic growth," said James G. Cooley, president and chief executive officer of the Company. "We have achieved significant milestones in 2007, growing net income and total assets significantly from 2006. Recently, the Company expanded opening two Wal-Mart Supercenter in-store branches with five more planned over the course of 2008. We believe our targeted expansion strategy provides opportunities for continued core deposit growth."

The Business Journal of Milwaukee's list of fastest-growing companies is based on percentage of revenue growth from 2006 through 2007. Among the qualifications for the list, companies had to be headquartered in Wisconsin and publicly held.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 13 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
May 19, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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